Exhibit (a) (vi) under Form N-1A
                                            Exhibit 3(i) under Item 601/Reg. S-K

                                Riggs Fund Group
                                 Amendment No. 7
                                     to the
                               dated April 1, 1991


Effective June 30, 1998:

      Strike Section 1 of Article I from the Declaration of Trust and substitute in its place the following:

         "Section 1. Name.
                  This Trust shall be known as Riggs Funds."

      Strike section (b) of Section 2 of Article I from the Declaration of Trust and substitute in its place the following:

                  "(b)  The "Trust" refers to Riggs Funds."

      Strike Section 9 of Article XII from the Declaration of Trust and substitute in its place the following:

         "Section 9.  Use of Name.
                  The Trust acknowledges that Riggs Investment Management Co. has reserved the right to grant the non-exclusive use of the name "Riggs Funds" or any derivative thereof to any other investment company, investment company portfolio, investment adviser, distributor, or any other business enterprise, and to withdraw from the Trust or one or more Series or Classes any right to the use of the name "Riggs Funds."

      The undersigned President and Secretary hereby certify that the above-stated amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees on the 13th day of May, 1998.

      WITNESS the due execution hereof this 22ndday of June, 1998.



/s/ Edward C. Gonzales                                   /s/ John W. McGonigle
--------------------------------------------             -----------------------
                          Edward C. Gonzales                John W. McGonigle
                                   President                        Secretary